Exhibit 10.38

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2005

Annual Retainer	Amount
Service as Director	$55,000 ($20,000 cash; $35,000 stock)
Service as Audit Committee Chair	$12,500
Service as a Committee Chair (other than Audit)	$ 5,000

Meeting Fees
Board meetings	$2,000 per meeting
Audit and Organization, Compensation and Nominating (OCN) Committee meetings	$2,000 per meeting
All other Committee meetings	$1,500 per meeting